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                                                                       Exhibit 5




June 29, 2001




Insurance Auto Auctions, Inc.
850 E. Algonquin Road
Suite 100
Chicago, IL  60173


Ladies and Gentlemen:

We have acted as counsel for Insurance Auto Auctions, Inc., an Illinois corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration for sale under the Securities Act of 1933, as amended, of a total of an additional 75,000 shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), which may be issued pursuant to the Insurance Auto Auctions, Inc. Employee Stock Purchase Plan, amended and restated as of June 30, 2001 (the "Plan"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

     1.   The Registration Statement;

     2.   The Articles of Incorporation of the Company;

     3.   The By-laws of the Company, as amended as of March 21, 2001;

     4. Resolutions duly adopted by the Board of Directors of the Company relating to the Plan and the Registration Statement;

     5. Resolutions duly adopted by the Stockholders of the Company relating to the Plan;

     6.   The Plan;

     7. Certificates of public officials, certificates of officers, representatives and agents of the Company, and we have assumed that all of the representations contained therein are accurate and complete; and


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     8.   Such other instruments, documents, statements and records of the
          Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have further assumed that all natural persons involved in the transactions contemplated by the Registration Statement (the "Offering") have sufficient legal capacity to enter into and perform their respective obligations and to carry out their roles in the Offering.

Based upon the foregoing, we are of the opinion that the additional 75,000 shares of Common Stock issuable under the Plan, when issued and delivered by the Company and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable securities of the Company.

Our opinion expressed above is limited to the Illinois Business Corporation Act, the applicable provisions of the Illinois Constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion herein concerning any other laws. In addition, we express no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). This opinion is given as of the date hereof. In connection therewith, we hereby consent to the use of this opinion for filing as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act and related rules and regulations thereunder.



Very truly yours,




KATTEN MUCHIN ZAVIS